www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS SECOND QUARTER RESULTS
~ Earnings per Share Increased 9.2% to $0.95 vs. $0.87 ~
~ Sales Increased 8.8% to $1.58 Billion ~
~ Comparable Store Sales Increased 1.9% ~

Brentwood, Tennessee, July 23, 2014 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced financial results for its second fiscal quarter ended June 28, 2014.

Second Quarter Results
Net sales for the second quarter of 2014 increased 8.8% to $1.58 billion from $1.46 billion in the second quarter of 2013. Comparable store sales increased 1.9% versus a 7.2% increase in the prior year’s second quarter. Comparable store sales were driven by continued strength of consumable, usable and edible products (C.U.E.) and solid traffic counts. This was partially offset by deflation, continued softness in our safe category and weaker than expected sales of certain seasonal products primarily in the Northern regions. As the quarter progressed, sales trends accelerated and weather became less of a factor. The softness in sales was principally in the first half of the quarter with the second half being consistent with the Company’s expectations.

Gross profit increased 8.8% to $550.5 million from $506.1 million in the prior year’s second quarter. As a percent of sales, gross margin was flat to prior year quarter at 34.8% as increased transportation costs, mix of products, and the impact of slightly more sales-driving promotions offset the favorable impact of our key gross margin enhancing initiatives and the impact of deflation.

Selling, general and administrative expenses, including depreciation and amortization, increased to 21.5% of sales compared to 21.2% of sales in the prior year’s second quarter. The increase as a percent of sales was primarily attributable to lower comparable store sales and higher employee benefit expenses, partially offset by lower incentive compensation expense.

Net income for the quarter increased 8.0% to $133.4 million from $123.6 million and diluted earnings per share increased 9.2% to $0.95 from $0.87 in the second quarter of the prior year.

The Company opened 23 new stores in the second quarter compared to 26 new store openings in the prior year’s second quarter.

Greg Sandfort, President and Chief Executive Officer, stated, “Sales in our everyday core C.U.E. offerings were strong throughout the second quarter. However, unseasonably cool weather in the early part of the quarter negatively impacted sales of spring seasonal merchandise. As the weather improved midway through the quarter, sales of spring seasonal products improved and have continued to meet our expectations in July. I am proud of how our team responded resulting in our 25th consecutive quarter of increased comparable transaction count. Despite some of the early headwinds, we successfully delivered positive comparable store sales in each month of the quarter while minimizing the impact to merchandise margins. We ended the quarter in great shape from an inventory position and a go-forward merchandise perspective, and feel good about our ability to continue driving sales and earnings growth in the back half of the year.”

First Six Months Results
Net sales increased 8.9% to $2.77 billion from $2.54 billion in the first six months of 2013. Comparable store sales increased 2.0% versus a 4.2% increase in the first six months of 2013. Gross profit increased 10.3% to $946.8 million from $858.2 million and gross margin increased 40 basis points to 34.2% of sales from 33.8% of sales in the first six months of 2013.

Selling, general and administrative expenses, including depreciation and amortization, increased 10.9% to $657.0 million, and increased as a percent of sales to 23.7% compared to 23.4% for the first six months of 2013.

Net income increased 8.7% to $182.2 million from $167.6 million and net income per diluted share increased 10.2% to $1.30 from $1.18 for the first six months of 2013.

The Company opened 55 new stores in the first six months of 2014 compared to 48 new store openings during the first six months of 2013.

Company Outlook
Based upon the second quarter results, the Company anticipates its fiscal year 2014 results will be at the low end of the previously provided ranges of $5.62 billion to $5.70 billion in net sales, 2.5% to 4.0% in comparable store sales and $2.54 to $2.62 in diluted earnings per share. For the full year, the Company now expects capital expenditures to range between $220 million and $230 million compared to its previous guidance of $240 million to $250 million, including spending to support 102 to 106 new store openings and completion of the new Store Support Center.

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be broadcast simultaneously over the Internet on the Company’s website at TractorSupply.com and can be accessed under the link “Investor Relations.” The webcast will be archived shortly after the conference call concludes and will be available through August 6, 2014.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

About Tractor Supply Company
At June 28, 2014, Tractor Supply Company operated 1,331 stores in 48 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth, estimated results of operations, capital expenditures and new store openings in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses and execute our key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of customer data, ongoing and potential future legal or regulatory proceedings, management of our information systems, failure to secure or develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting, changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	SECOND QUARTER ENDED				SIX MONTHS ENDED
	June 28, 2014		June 29, 2013		June 28, 2014		June 29, 2013

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$1,583,831	100.0%	$1,455,767	100.0%	$2,767,511	100.0%	$2,541,605	100.0%
Cost of merchandise sold	1,033,299	65.2	949,627	65.2	1,820,760	65.8	1,683,374	66.2
Gross profit	550,532	34.8	506,140	34.8	946,751	34.2	858,231	33.8

Selling, general and administrative expenses	311,589	19.7	283,941	19.5	601,859	21.7	545,410	21.5
Depreciation and amortization	27,914	1.8	24,220	1.7	55,134	2.0	46,919	1.9

Operating income	211,029	13.3	197,979	13.6	289,758	10.5	265,902	10.4
Interest expense, net	308	—	556	—	762	—	735	—

Income before income taxes	210,721	13.3	197,423	13.6	288,996	10.5	265,167	10.4
Income tax expense	77,310	4.9	73,843	5.1	106,776	3.9	97,581	3.8
Net income	$133,411	8.4%	$123,580	8.5%	$182,220	6.6%	$167,586	6.6%

Net income per share:
Basic	$0.96		$0.89		$1.31		$1.21
Diluted	$0.95		$0.87		$1.30		$1.18

Weighted average shares outstanding:
Basic	138,394		139,344		138,756		139,074
Diluted	140,110		141,580		140,571		141,550

Dividends declared per common share outstanding	$0.16		$0.13		$0.29		$0.23

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 28, 2014	June 29, 2013
ASSETS
Current assets:
Cash and cash equivalents	$55,965	$55,698
Inventories	1,154,585	1,082,861
Prepaid expenses and other current assets	48,120	52,676
Deferred income taxes	25,515	14,446
Total current assets	1,284,185	1,205,681

Property and equipment:
Land	75,843	65,290
Buildings and improvements	607,030	531,142
Furniture, fixtures and equipment	427,024	371,565
Computer software and hardware	156,674	132,875
Construction in progress	84,049	74,393
	1,350,620	1,175,265
Accumulated depreciation and amortization	(657,233)	(563,789)
Property and equipment, net	693,387	611,476

Goodwill	10,258	10,258
Deferred income taxes	17,395	2,646
Other assets	20,303	16,363

Total assets	$2,025,528	$1,846,424

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$390,170	$360,811
Accrued employee compensation	21,158	26,783
Other accrued expenses	144,360	138,417
Current portion of capital lease obligations	125	39
Income taxes payable	73,174	53,482
Total current liabilities	628,987	579,532

Capital lease obligations, less current maturities	3,078	1,224
Deferred rent	77,864	76,474
Other long-term liabilities	49,674	45,447
Total liabilities	759,603	702,677

Stockholders’ equity:
Common stock	1,335	1,322
Additional paid-in capital	476,742	413,695
Treasury stock	(985,585)	(778,476)
Retained earnings	1,773,433	1,507,206
Total stockholders’ equity	1,265,925	1,143,747

Total liabilities and stockholders’ equity	$2,025,528	$1,846,424

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	SIX MONTHS ENDED
	June 28, 2014	June 29, 2013
Cash flows from operating activities:
Net income	$182,220	$167,586
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,134	46,919
Gain on disposition of property and equipment	(68)	(178)
Stock compensation expense	8,118	6,934
Excess tax benefit of stock options exercised	(4,171)	(24,804)
Deferred income taxes	(12,980)	4,529
Change in assets and liabilities:
Inventories	(175,277)	(174,745)
Prepaid expenses and other current assets	9,239	(868)
Accounts payable	73,683	40,419
Accrued employee compensation	(29,415)	(21,617)
Other accrued expenses	(10,742)	(19,639)
Income taxes payable	67,921	34,927
Other	2,842	3,360
Net cash provided by operating activities	166,504	62,823
Cash flows from investing activities:
Capital expenditures	(82,114)	(98,626)
Proceeds from sale of property and equipment	166	235
Decrease in restricted cash	—	8,400
Net cash used in investing activities	(81,948)	(89,991)
Cash flows from financing activities:
Borrowings under revolving credit agreement	110,000	135,000
Repayments under revolving credit agreement	(110,000)	(135,000)
Excess tax benefit of stock options exercised	4,171	24,804
Principal payments under capital lease obligations	(27)	(17)
Repurchase of shares to satisfy tax obligations	(1,211)	(3,942)
Repurchase of common stock	(146,997)	(69,304)
Net proceeds from issuance of common stock	13,000	24,808
Cash dividends paid to stockholders	(40,270)	(32,113)
Net cash used in financing activities	(171,334)	(55,764)
Net decrease in cash and cash equivalents	(86,778)	(82,932)
Cash and cash equivalents at beginning of period	142,743	138,630
Cash and cash equivalents at end of period	$55,965	$55,698

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$360	$276
Income taxes	51,306	59,003

Supplemental disclosures of non-cash activities:
Property acquired through capital lease	$1,988	$—
Non-cash accruals for construction in progress	7,745	20,637

Selected Financial and Operating Information
(Unaudited)

	SECOND QUARTER ENDED		SIX MONTHS ENDED
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Sales Information:
Comparable store sales increase	1.9%	7.2%	2.0%	4.2%
New store sales (% of total sales)	6.3%	5.0%	6.3%	5.3%
Average transaction value	$46.79	$46.81	$44.42	$44.82

Comparable store average transaction value (decrease) increase	(0.3)%	2.3%	(1.2)%	0.6%
Comparable store average transaction count increase	2.3%	4.8%	3.2%	3.6%
Total selling square footage (000’s)	21,346	19,602	21,346	19,602

Store Count Information:
Beginning of period	1,308	1,197	1,276	1,176
New stores opened	23	26	55	48
Stores closed	—	—	—	(1)
End of period	1,331	1,223	1,331	1,223

Pre-opening costs (000’s)	$1,998	$1,835	$4,268	$3,358

Balance Sheet Information:
Average inventory per store (000’s) (a)	$802.4	$830.3	$802.4	$830.3
Inventory turns (annualized)	3.55	3.52	3.33	3.30
Share repurchase program:
Cost (000’s)	$62,542	$19,441	$146,997	$69,304
Average purchase price per share	$65.09	$54.97	$66.13	$49.55

Capital Expenditures (millions):
New and relocated stores and stores not yet opened	$19.6	$17.6	$39.6	$29.9
Corporate and other	10.7	11.1	20.8	12.1
Information technology	5.6	3.7	12.1	14.7
Existing stores	4.3	3.2	8.7	5.5
Distribution center capacity and improvements	—	13.7	0.9	33.1
Purchase of previously leased stores	—	—	—	3.3
Total	$40.2	$49.3	$82.1	$98.6

(a) Assumes average inventory cost, excluding inventory in transit.